PURCHASE AND SUPPLY AGREEMENT          Confidential Treatment
                                                  requested for all bracketed
                      BETWEEN                     ([ ]) information. The
                                                  confidential portion has
           BIO-TECHNOLOGY GENERAL CORP.           been so omitted
                                                  and filed separately with
                        AND                       the Commission.

             QUANTUM HEALTH RESOURCES

                          PURCHASE AND SUPPLY AGREEMENT
                                     BETWEEN
                          BIO-TECHNOLOGY GENERAL CORP.
                                       AND
                            QUANTUM HEALTH RESOURCES

                                 EXECUTION SHEET

     In consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the undersigned have agreed to be bound by the Purchase and Supply Agreement between Bio-Technology General Corp. and Quantum Health Resources.

QUANTUM HEALTH RESOURCES                     BIO-TECHNOLOGY GENERAL CORP.

By:_______________________________           By:_______________________________

Name:_____________________________           Name:_____________________________

Title:____________________________           Title:____________________________

Date:_____________________________           Date:_____________________________

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
PURCHASE AND SUPPLY AGREEMENT................................................  1

   1.0      PURCHASE AND SUPPLY COMMITMENTS..................................  1
   2.0      COMPENSATION.....................................................  4
   3.0      ADDITIONAL DESIGNATED PRODUCTS...................................  5
   4.0      PATENT, LICENSE AND OTHER INTELLECTUAL PROPERTY RIGHTS...........  5
   5.0      GENERAL WARRANTIES  .............................................  7
   6.0      REGULATORY MATTERS...............................................  7
   7.0      INDEMNIFICATION..................................................  8
   8.0      RECORDS AND ACCOUNTING........................................... 10
   9.0      ASSIGNMENT....................................................... 11
   10.0     INSURANCE........................................................ 11
   11.0     FORCE MAJEURE.................................................... 12
   12.0     CONFIDENTIALITY AND REPORTS ..................................... 12
   13.0     JOINT PUBLICITY.................................................. 13
   14.0     TERM AND TERMINATION OF AGREEMENT................................ 13
   15.0     NON-SOLICITATION................................................. 15
   16.0     ENFORCEMENT OF EXCLUSIVITY VIS-A-VIS THIRD PARTIES............... 15
   17.0     MISCELLANEOUS.................................................... 16
   18.0     SCHEDULE OF EXHIBITS ............................................ 20

   EXHIBIT A - LIST OF BTG's DESIGNATED PRODUCTS FOR THE
            TERRITORY........................................................A-1

   EXHIBIT B - FORM OF SUMMARY OF PATENT AND/OR LICENSING
            RIGHTS...........................................................B-1

   EXHIBIT C - BTG'S NOTICE FOR AN ADDITIONAL DESIGNATED
            PRODUCT..........................................................C-1

   EXHIBIT D - PURCHASE PRICE SCHEDULE FOR DESIGNATED
                  PRODUCTS...................................................D-1

                          PURCHASE AND SUPPLY AGREEMENT

     This Purchase and Supply Agreement (the "Agreement") is entered into by and between Bio-Technology General Corp. ("BTG"), a Delaware company, and Quantum Health Resources ("Quantum Express"), a California company, with respect to the following:

                                 R E C I T A L S

     WHEREAS, BTG holds patents and/or licenses to certain pharmaceutical products and expects to hold patents and/or licenses to additional pharmaceutical products in the future; and

     WHEREAS, BTG is a manufacturer and distributor of pharmaceutical products with no current direct manufacturing or distribution capabilities in the Territory; and

     WHEREAS, some of BTG's pharmaceutical products do or may require special distribution services due to the unique nature of the particular products; and

     WHEREAS, BTG wishes to have certain of its pharmaceutical products distributed throughout the Territory by means of an exclusive wholesale and/or retail distributor; and

     WHEREAS, Quantum Express is a wholesale and retail distributor of numerous pharmaceutical products, has a nationwide distribution network in place, and has the ability and desire to serve as an exclusive wholesale and/or retail distributor for BTG's Designated Products; and

     WHEREAS, BTG and Quantum Express desire to enter into this Agreement to provide a full written statement of their respective rights and responsibilities under this Agreement.

     NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and for their mutual reliance, the parties agree as follows:

1.0  PURCHASE AND SUPPLY COMMITMENTS

     1.1 BTG hereby appoints Quantum Express as BTG's exclusive wholesale and/or retail distributor of BTG's Designated Products, as identified in Exhibit A, in and for the Territory. BTG shall not provide, nor enter into any contract, agreement or arrangement with a person other than Quantum Express to provide distribution services for the Designated Products in and for the Territory to any person or entity (whether wholesaler, retailer, patient or anyone else) during the Term of this Agreement.

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

     1.2 Quantum Express hereby agrees to serve as BTG's wholesale and/or retail distributor of BTG's Designated Products in and for the Territory. During the term of this Agreement (the "RESTRICTION PERIOD"), Quantum Express agrees that it will not enter into any agreement, arrangement or understanding with any third party (including, without limitation, any pharmaceutical company which manufactures, sells and/or distributes branded or generic drug products) to provide integrated brand and launch support (e.g., purchasing, warehousing, distribution, reimbursement, and compassionate care services) for a Competitive Product without first obtaining BTG's prior written approval. If Quantum Express terminates this Agreement without cause under Section 14.2.2 below, or if Quantum Express elects to discontinue distribution of a Designated Product pursuant to Section 1.12, then the Restriction Period shall run for an additional period of six (6) months from the date that this Agreement terminates, or Quantum Express ceases to distribute such Designated Product, as the case may be. Notwithstanding the foregoing, Quantum Express shall be entitled to enter into such an agreement, arrangement or understanding in connection with the distribution of a Competitive
          Product: (a) to patients to whom Quantum Express was distributing such Competitive Product at the time Quantum Express began distributing the applicable Designated Product under this Agreement; or (b) where such Competitive Product is required under the physician's prescription or by the applicable payor, or by other similar requirements. For purposes of this Section 1.2, a Competitive Product shall mean a pharmaceutical product that is an alternative treatment for a Designated Product for the prescribed indication.

     1.3 As set forth in Section 3.0, Quantum Express has the exclusive right of first refusal to add any additional BTG product to the list of Designated Products herein which BTG wishes to make available in the Territory. The previous sentence will not apply if BTG fully licenses the rights of an additional product to another entity or determines to distribute a BTG product in the Territory itself.

     1.4 BTG agrees to supply to Quantum Express the quantity of Designated Products necessary to meet market demand, as mutually determined.

     1.5 Quantum Express agrees to purchase Designated Products at the compensation terms set forth in Section 2.0 according to a master purchase order ("MASTER PURCHASE ORDER") for each Designated Product and periodic releases ("RELEASES") against such Master Purchase Orders. BTG agrees, to the best of its ability, to accommodate Quantum Express's request for Designated Products contained in the Releases.

     1.6 BTG agrees to use its commercially reasonable efforts to provide Quantum Express's requirements for Designated Products in a timely fashion without interruption. BTG agrees that if it exercises its rights under Section 14.2.2, it will continue to be bound by this Section until the effective date of the termination of this Agreement.

     1.7 Quantum Express shall have the right to return any expired, defective or damaged Designated Products to BTG for replacement of the same Designated Product; provided, however, that any Designated Product with a patent defect (e.g., a damaged box) that could reasonably be expected to be discovered by Quantum Express in the ordinary course of business may be returned not later than forty five (45) days after its receipt by Quantum Express. There will be no additional charge to Quantum Express for a replacement Designated Product.

     1.8 BTG agrees that during the term of this Agreement or any renewal thereof, it shall not discontinue sale of any of the Designated Products to Quantum Express except on one hundred eighty (180) days' prior written notice unless otherwise required by order of any governmental body having jurisdiction over BTG.

     1.9 Quantum Express shall place all Master Purchase Orders and Releases with BTG, which will forward them to BTG's Exclusive Warehouse Agent. All Designated Products released under a Master Purchase Order shall be shipped by BTG's Exclusive Warehouse Agent to Quantum Express.

     1.10 Quantum Express shall take title to Designated Products when it receives the Designated Products from BTG's Exclusive Warehouse Agent.

     1.11 Quantum Express shall have the sole responsibility for determining the prices at which it sells Designated Products to its wholesale and retail customers.

     1.12 Quantum Express agrees to make good faith efforts to distribute the Designated Products. If Quantum Express chooses to discontinue distribution of a Designated Product, it shall provide one hundred eighty (180) days' prior written notice to BTG. Quantum Express agrees that if it exercises its rights under this Section 1.12 or Section 14.2.2, it will continue to be bound by this Section until the effective date of the termination of this Agreement or the effective date of Quantum Express' discontinuation of distribution of such Designated Product, as the case may be.

     1.13 Quantum Express agrees to distribute Designated Products in the Territory through any means it determines to be reasonably appropriate and which are in compliance with any and all applicable federal or state statutes and regulations. Such methods of distribution may include distribution to patients following discharge from hospitals upon receipt of written notice from the hospital, to other distributors, and/or to other retailers.

     1.14 Quantum Express agrees to use its commercially reasonable efforts to successfully disseminate Designated Products into the Territory.

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

2.0  COMPENSATION

     2.1 Quantum Express agrees to pay for the Designated Products based on the purchase price schedule set forth in Exhibit D, within ninety (90) days of the date of BTG's invoice. In the event that Quantum Express fails to pay any fees in full within thirty (30) days after its receipt of the invoice, Quantum Express shall pay BTG late charges of eight percent (8%) per annum on all unpaid amounts due within ninety
          (90) days calculated from the end of that thirty (30) day period.

     2.2 In consideration of the distribution services set forth in Section 1.0, BTG agrees to pay Quantum Express a fee of [ ] percent ([ ]%) of the amount paid or payable by Quantum Express to BTG for Designated Products sold by Quantum Express (as indicated on the invoice). Quantum Express shall, on a monthly basis, submit to BTG an accounting of the value of the cost of Designated Products sold and BTG shall pay Quantum Express any fee payable within thirty (30) days of BTG's receipt of such accounting.

          2.2.1 The fee that BTG pays to Quantum Express for distribution services provided for herein shall be renegotiated by the parties prior to the end of each year, with changes in the distribution services fee, if any, to become effective with respect to the Designated Products received by Quantum Express after the end of the year.

          2.2.2 In the event that the parties are unable to agree in advance on the distribution services fee to be paid during any year (or portion thereof), the previously existing fee shall continue until the earlier of the parties' agreement on such new fee, or the termination of the Agreement.

     2.3 In the event that BTG fails to pay any fees in full within thirty (30) days after its receipt of the invoice, BTG shall pay Quantum Express late charges of eight percent (8%) per annum on all unpaid amounts due within ninety (90) days calculated from the end of that thirty (30) day period.

     2.4 Should any provision of this Agreement violate any law, rule or regulation pertaining to usury or the contracting or charging of interest, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied as a prepayment of future obligations due by BTG to Quantum Express.

3.0  ADDITIONAL DESIGNATED PRODUCTS

     3.1 Whenever BTG identifies additional pharmaceutical products it wishes to distribute or have distributed within the Territory, BTG shall provide Quantum Express with a Notice for an Additional Designated Product containing the information contemplated by Exhibit C. Quantum Express shall have sixty (60) days in which to respond to such Notice for an Additional Designated Product.

     3.2 After Quantum Express responds to the Notice for an Additional Designated Product, the parties will discuss, for up to forty-five
          (45) days, whether and on what terms the proposed Additional Designated Product will be added to this Agreement.

     3.3 If the parties reach mutual agreement on the terms and conditions of the proposed Additional Designated Product, then the proposed Additional Designated Product will be made subject to this Agreement and added to the relevant Exhibits. In such case, all terms and conditions of this Agreement shall apply to that Additional Designated Product.

     3.4 If Quantum Express determines that it does not wish to be the exclusive distributor of the proposed Additional Designated Product or if the parties are unable to reach agreement after good faith negotiations, then the product will not be added to the Agreement. In such a case, BTG may, during the ensuing one hundred eighty (180) days, contract with another distributor to distribute such additional product within the Territory; provided, however, that the terms of such distribution relationship are no less favorable, in the aggregate, to BTG than those last offered by Quantum Express. The parties also agree that such event shall have no effect whatsoever on any of Quantum Express's exclusivity rights set forth in this Agreement with respect to existing or other future Designated Products.

4.0  PATENT, LICENSE AND OTHER INTELLECTUAL PROPERTY RIGHTS

     4.1 BTG warrants that it holds the patent and/or licensing rights to the Designated Products, which rights shall be described in Exhibit B. BTG further warrants that Quantum Express, by virtue of any of its actions taken pursuant to this Agreement, and the patent licensing rights which shall be described in Exhibit B, will not infringe upon or violate the rights of any third parties. As set forth in Section 7.0, BTG agrees to protect, indemnify, and hold Quantum Express harmless from any and all claims of infringement based on patent, trademark, copyright, or trade secrets which may be brought by third parties against Quantum Express in respect of the Designated Products.

          4.1.1 BTG specifically warrants that except for (i) the Oxandrolone Product Agreement between its predecessor-in-interest and G.D.

                 Searle dated October 2, 1990 and amended August 19, 1991 and September 20, 1993 (the "SEARLE AGREEMENT") and (ii) a Patent License and Trademark Assignment between its predecessor-in-interest and Bristol-Myers Squibb dated March 26, 1992 (the "BMS AGREEMENT"), there are no other agreements, amendments or licenses which affect BTG's authority or ability to enter into this Agreement.

          4.1.2 BTG further warrants that it has obtained all necessary consents for the Designated Products now identified in Exhibit A including (i) consent from G.D. Searle for Quantum Express to distribute Oxandrin in the Territory and (ii) consent from Bristol-Myers Squibb for Quantum Express to distribute Delatestryl in the Territory. BTG further warrants that the BMS Agreement will terminate on March 26, 1997.

     4.2 BTG warrants that, prior to the execution of this Agreement, it has not assigned, encumbered, pledged, mortgaged, used as collateral, granted a security interest or lien in or otherwise engaged in any action that affects its ability to grant Quantum Express the exclusive right to distribute the Designated Products in the Territory, except that BTG has granted to Continental Stock Transfer and Trust Company, as trustee of BTG's Series B 11% senior secured convertible notes due 1998, a security interest in the Designated Products.

     4.3 BTG agrees that, during the term of this Agreement, it will not engage in any action that could reasonably be anticipated to adversely affect BTG's ability to grant Quantum Express the exclusive right to distribute the Designated Products in the Territory.

          4.3.1 BTG agrees that it will, to the extent it is able to do so, grant Quantum Express the right (but not the obligation) to cure such default if BTG is not able to. BTG agrees to provide to Quantum Express within (3) days of receipt a copy of any Notice of Default received by it from either G.D. Searle or Bristol-Myers Squibb relating to the Searle Agreement or the BMS Agreement.

     4.4 Quantum Express will distribute the Designated Products under a trademark(s) designated by BTG. BTG warrants and represents that the designated trademark(s) shall not infringe the rights of any third parties. BTG also warrants that it will register all trademarks designated by it in the United States Patent and Trademark Office.

          4.4.1 BTG warrants that it has within the last three (3) years made commercial use in the United States of the trademarks OXANDRIN and DELATESTRYL and that to its knowledge, no third-party is presently using OXANDRIN or DELATESTRYL in connection with any product in the United States.

     4.5 Quantum Express agrees that it will distribute the Designated Products in original packaging (except under the practice of pharmacy) bearing a notice of copyright and which shall be registered in the United States Copyright Office. BTG warrants and represents that this original packaging will not infringe the rights of any third parties.

5.0  GENERAL WARRANTIES

     5.1 BTG warrants that all of its Designated Products shall: (i) be free from defects in design, material and workmanship; (ii) be in compliance with applicable law and all regulatory requirements of the Food and Drug Administration ("FDA"), including those related to the adulteration or misbranding of products within the meaning of Section 501 and 502 of the Food Drug and Cosmetics Act; (iii) not be articles which may not be introduced into interstate commerce pursuant to the requirements of Section 505, 514, 515, 516 or 520 thereof; and (iv) be manufactured in accordance with current FDA Good Manufacturing Practices as required by 21 C.F.R. 210 and 820.

     5.2 Quantum Express warrants that it possesses all federal and state licenses and permits necessary to its performance of this Agreement and agrees to comply, in all material respects, with all federal and state laws applicable to it.

6.0  REGULATORY MATTERS

     6.1 BTG represents that all of the Designated Products have received clearance from the FDA to be marketed or studied in the Territory for the indications described in Exhibit A, and that all federal and state approvals and permits for the manufacture, importation, design, testing, inspection, labeling, warning, instructions for use, sale and distribution of all Designated Products in the Territory have been obtained. BTG agrees that it shall be solely responsible for, and comply with, all applicable federal and state laws governing the regulation of the manufacture, importation, design, testing, inspection, labeling, sale, warning and instructions for use of all Designated Products in the Territory.

     6.2 Quantum Express shall notify BTG promptly of any inspection by any federal, state or local regulatory representative concerning any Designated Products and shall provide BTG with a summary of the results of such inspection and such actions, if any, taken to remedy conditions cited in such inspections.

     6.3 Each party agrees to inform the other party promptly (but in no event no later than forty-eight (48) hours after becoming aware of same) of any information concerning any package or complaint involving a Designated Product or any adverse drug experience (as defined in 21 CFR 314.80), injury, toxicity, or sensitivity reaction associated with the clinical use of the Designated Product, whether or not considered related to the Designated Product.

          If the adverse drug experience is serious, as defined in 21 CFR 314.80 (including an adverse drug reaction that is fatal or life-threatening, is permanently disabling, requires inpatient hospitalization, or is a congenital anomaly, cancer or overdose), then each party shall notify the other party within twenty-four (24) hours. All notifications to BTG shall be by facsimile and on BTG's designated adverse event forms.

     6.4 If there is a recall or withdrawal of a Designated Product, then Quantum Express agrees to stop shipping recalled lots immediately, and in no event later than twenty-four (24) hours after Quantum Express receives written notification of such recalls. Quantum Express shall cooperate fully in any such recall.

     6.5 Quantum Express agrees to cooperate with any inspection of a Designated Product shipment conducted by a governmental agency.

     6.6 BTG agrees to reimburse Quantum Express for any costs or expenses (including reasonable attorneys' fees) Quantum Express may incur due to recalls, withdrawals, replacements or government inspections of any Designated Product. Quantum Express shall prepare an invoice of such costs which invoice shall be paid by BTG within thirty (30) days of its receipt of such invoice.

     6.7. Quantum Express shall at all times during the Term of the Agreement comply, in all material respects, with all federal and state laws, regulations and orders applicable to its operations as a wholesale and/or retail distributor.

7.0  INDEMNIFICATION

     7.1 BTG will indemnify, defend, and hold harmless Quantum Express, its affiliates, parents, subsidiaries, directors, officers, agents and employees (collectively, "QUANTUM EXPRESS INDEMNITEES") from and against, and reimburse Quantum Express Indemnitees for, any and all claims, demands, actions, causes of action, losses, judgements, damages, costs and expenses (including, but not limited to, attorneys' fees, court costs and costs of settlement) arising out of claims against a Quantum Indemnitee based on: (a) BTG's manufacture of a Designated Product; (b) the death of, or bodily injury to, any person on account of the use of a Designated Product, to the extent such death or bodily injury results from a defect in the design, workmanship or manufacture of a Designated Product; (c) any recall

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

          or withdrawal of a Designated Product; (d) BTG's violation of any applicable law or government regulation; (e) any claims that Quantum's distribution or sale of a Designated Product infringes the patent or other proprietary rights of any third party; or (f) any breach by BTG of any of its representations, warranties, covenants or agreements in this Agreement.

     7.2 Quantum Express will indemnify, defend, and hold harmless BTG, its affiliates, parents, subsidiaries, directors, officers, agents and employees (collectively "BTG INDEMNITEES") from and against, and reimburse BTG Indemnitees for, any and all claims, demands, actions, causes of action, losses, judgements, damages, costs and expenses (including, but not limited to, attorneys' fees, court costs and costs of settlement) arising out of claims against a BTG Indemnitee based on: (a) the death of, or bodily injury to, any person on account of the use of a Designated Product, to the extent such death or bodily injury results from Quantum Express's negligence or willful misconduct; (b) Quantum Express's violation of any applicable law or governmental regulation; or (c) any breach by Quantum Express of any of its representations, warranties, covenants or agreements in this Agreement.

     7.3 Quantum Express agrees that upon receipt of any claim or liability asserted in writing against it which would give rise to a claim against BTG under this Section, it shall promptly notify BTG in writing of the same within fifteen (15) days. BTG agrees that Quantum Express is entitled to retain counsel of its own choosing at Quantum Express's expense to the extent necessary, in Quantum Express's sole discretion, to protect Quantum Express's interests and to act as co-counsel in the litigation or settlement of any claim or threatened claim. Quantum Express agrees that so long as BTG does not enter any settlement agreement or consent judgment that admits liability on the part of Quantum Express or which fails to include an unconditional release of Quantum Express from all liability from all asserted or threatened claims, BTG shall have the right to control the defense, settlement, and prosecution of any litigation. Anything in this section notwithstanding:

          7.3.1 If there is a reasonable probability in the opinion of Quantum Express's counsel that a claim may materially and adversely affect Quantum Express other than as a result of monetary damages or other monetary payments for which BTG will be able to indemnify Quantum Express, Quantum Express shall have the right to defend, and with BTG's prior consent, compromise and settle such claim. Quantum Express's right to indemnification in such cases shall be limited to its reasonable attorney's fees and costs plus any monetary settlement amount.

          7.3.2 In the event that Quantum Express determines in its sole discretion, based upon the written advice of counsel, that there is a conflict in the position or defenses to be asserted by BTG and Quantum Express regarding liability, Quantum Express shall be entitled to its own defense, including the right, with BTG's prior consent, to settle or compromise all or any of the claims against it, at BTG's expense.

     7.4 BTG agrees that upon receipt of any claim or liability asserted in writing against it which would give rise to a claim against Quantum Express under this Section, it shall promptly notify Quantum Express in writing of the same within fifteen (15) days. Quantum Express agrees that BTG is entitled to retain counsel of its own choosing at BTG's expense to the extent necessary, in BTG's sole discretion, to protect BTG's interests and to act as co-counsel in the litigation or settlement of any claim or threatened claim. BTG agrees that so long as Quantum Express does not enter any settlement agreement or consent judgment that admits liability on the part of BTG or which fails to include an unconditional release of BTG from all liability from all asserted or threatened claims, Quantum Express shall have the right to control the defense, settlement, and prosecution of any litigation. Anything in this section notwithstanding:

          7.4.1 If there is a reasonable probability in the opinion of BTG's counsel that a claim may materially and adversely affect BTG other than as a result of monetary damages or other monetary payments for which Quantum Express will be able to indemnify BTG, BTG shall have the right to defend, and with Quantum Express's prior consent, compromise and settle such claim. BTG's right to indemnification in such cases shall be limited to its reasonable attorney's fees and costs plus any monetary settlement amount.

          7.4.2 In the event that BTG determines in its sole discretion, based upon the written advice of counsel, that there is a conflict in the position or defenses to be asserted by BTG and Quantum Express regarding liability, BTG shall be entitled to its own defense, including the right, with Quantum Express's prior consent, to settle or compromise all or any of the claims against it, at Quantum Express's expense.

     7.5 The obligations of an indemnifying party under this Section 7.0 shall not be diminished by the indemnifying party's failure to provide the notice required above except to the extent such failure actually and materially adversely affects the indemnifying party's ability to defend such matter.

8.0  RECORDS AND ACCOUNTING

     8.1 During the term hereof and for three (3) years thereafter, or such longer period as may be required by law, Quantum Express shall maintain accurate records as required to meet applicable local, state and federal laws and regulations. Except as otherwise required by any such laws or regulations, Quantum Express shall provide BTG access to any requested documentation related to this Agreement during reasonable business hours. BTG shall give Quantum Express seven (7) days'

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

          prior written notice of such examination. Such examinations will not occur more than twice annually, and such examination will be undertaken only to such extent necessary to verify that Quantum Express has complied with the terms of this Agreement.

9.0  ASSIGNMENT

     9.1 Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except in connection with the sale of a party's entire business operations, which shall not require consent. Notwithstanding the previous sentence, either party may assign its rights or delegate its duties to any of its parents, subsidiaries, or affiliates without written consent of the other party. Any unauthorized attempted assignment or delegation shall be null and void and of no force or effect.

10.0 INSURANCE

     10.1 BTG will maintain in effect during the term of this Agreement a comprehensive general liability policy and products liability policy on the Designated Products and BTG shall promptly after the execution of this Agreement designate Quantum Express as an additional named insured on such policies. This comprehensive insurance policy shall be in an amount not less than One Million Dollars ($1,000,000) per incident and Three Million Dollars ($3,000,000) in the aggregate and shall include coverage for claims of patent, trademark, copyright, trade secret, or other forms of unfair competition including but not limited to all claims under Section 43(a) of the Lanham Act. The deductible for such policy shall be no more than Five Hundred Thousand Dollars ($500,000). The policy shall provide for ten (10) days' notice to Quantum Express by the Insurer by Registered or Certified Mail, Return Receipt Requested, in the event of any modifications, cancellation, or termination thereof. BTG agrees to provide Quantum Express with a certificate of insurance evidencing compliance with this section within ten (10) days of execution of this Agreement.

     10.2 Quantum Express will maintain in effect during the term of this Agreement a comprehensive general liability policy and Quantum Express shall promptly after the execution of this Agreement designate BTG as an additional named insured on such policy. This comprehensive insurance policy shall be in an amount not less than One Million Dollars ($1,000,000) per incident and Three Million Dollars ($3,000,000) in the aggregate. The deductible for such policy shall be no more than One Hundred Thousand Dollars ($100,000). The policy shall provide for ten (10) days' notice to BTG by the Insurer by Registered or Certified Mail, Return Receipt Requested, in the event of any modifications, cancellation, or termination thereof. Quantum Express agrees to provide BTG with a certificate of insurance evidencing compliance with this section within ten (10) days of execution of this Agreement.

11.0 FORCE MAJEURE

     11.1 Notwithstanding any provision contained herein to the contrary, neither party shall be deemed to be in default hereunder for failing to perform or provide any of the services or other obligations to be performed or provided pursuant to this Agreement if such failure is the result of any labor dispute, act of God, inability to obtain labor or materials, governmental restrictions or any other event which is beyond the reasonable control of the party.

12.0 CONFIDENTIALITY AND REPORTS

     12.1 "CONFIDENTIAL INFORMATION" of a party shall mean any and all information including, but not limited to, the terms and conditions of this Agreement that is or has been disclosed in writing or orally by such party to the other party which is either confidential or proprietary in nature; provided, however, that "Confidential Information" shall not include information which:

          12.1.1 is or becomes generally available to the public through no fault of the receiving party;

          12.1.2 was known to the receiving party before such party received it under this Agreement and was not acquired, directly or indirectly, from the disclosing party; or

          12.1.3 is disclosed in good faith to the receiving party by a third party lawfully in possession of such information and who was not under an obligation of nondisclosure with respect of such information.

     12.2 Each party acknowledges that it may have heretofore received and may from time to time hereafter receive Confidential Information of the other party, and such party receiving such Confidential Information shall do the following:

          12.2.1 maintain such Confidential Information in confidence and shall not disclose such Information to any third party;

          12.2.2 not use such Confidential Information other than in performance of this Agreement; and

          12.2.3 disclose such Confidential Information to its employees or to employees of its affiliates only to the extent that such employees need to know such Confidential Information to carry out the receiving party's obligations under this Agreement.

     12.3 Each party agrees to maintain as confidential both during the term of this Agreement and thereafter all Confidential Information provided to it pursuant to this Agreement and shall not, without the specific written consent of the other party, disclose it to any third party (except as required by law) or use it for its own purpose (except as contemplated herein).

13.0 JOINT PUBLICITY

     13.1 If either party wishes to make a public disclosure concerning this Agreement or the relationship established hereunder and such disclosure mentions the other party by name or description, such other party shall be provided with an advance copy of the disclosure and shall have five (5) business days within which to approve or disapprove such use of its name or description (including mention of the name of the Designated Product). Approval shall not be unreasonably withheld by either party. Failure to respond within such five (5) business days shall be deemed to be approval. Absent approval, no public disclosure shall use the name of or otherwise describe such party except to the extent required by law, or to the extent that the description of the other party is limited to public information about the availability of the Designated Product. Notwithstanding the foregoing, Quantum Express acknowledges that BTG is a publicly traded company, and hereby consents to BTG's disclosure of this Agreement and its relationship with Quantum Express in its filings with the Securities and Exchange Commission and its disclosures to its stockholders; provided, however, that BTG shall use its commercially reasonable efforts not to disclose the specific financial terms and conditions of this Agreement except when such disclosure is required by law.

14.0 TERM AND TERMINATION OF AGREEMENT

     14.1 Term. This Agreement shall commence upon the Effective Date and shall continue for a term of five (5) years. This Agreement shall automatically renew for successive additional one (1) year terms unless, not less than one hundred eighty (180) days prior to the anniversary date, either party notifies the other of its intent to terminate this Agreement as of the anniversary date.

     14.2 Termination. The initial term of this Agreement or any renewal term may be terminated only as follows:

          14.2.1 Mutual Consent. This Agreement may be terminated, with or without cause at any time upon the mutual written consent of both parties.

          14.2.2 Without Cause. This Agreement may be terminated by either party without cause upon one hundred eighty (180) days' prior written notice to the other party.

          14.2.3 Event of Material Breach: Good Cause. This Agreement may be terminated by either party if the other party shall default in the performance of any of its material obligations under this Agreement, upon forty-five (45) days' prior written notice to the other, specifying the nature of the default, unless such other party shall cure that default within the forty-five (45) day notice period.

          14.2.4 Insolvency. This Agreement may be terminated by either party immediately upon notice to the other, if the other party shall make an assignment for the benefit of creditors, shall file a petition in bankruptcy, is adjudicated insolvent or bankrupt, or if a receiver or trustee is appointed with respect to a substantial part of such other party's property or a proceeding is commenced against it which will substantially impair its ability to perform hereunder.

                  14.2.4.1 Notwithstanding anything to the contrary, all
                           rights granted under or pursuant to this Agreement by BTG to Quantum Express are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, or replacement provision therefor (the "CODE"), licenses to rights to "intellectual property" as defined in the Code. The parties agree that Quantum Express, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against BTG under the Code, Quantum Express shall be entitled, at its option, to retain all of its rights under the Agreement, in accordance with the provisions of the Code.

                  14.2.4.2 Notwithstanding anything to the contrary, all rights granted under or pursuant to this Agreement by Quantum Express to BTG are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code or replacement provision therefor, licenses to rights to "intellectual property" as defined in the Code. The parties agree that BTG, as the licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code. The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against Quantum Express under the Code, BTG shall be entitled, at its option, to retain all of its rights under the Agreement, in accordance with the provisions of the Code.

     14.3 Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor, regardless of any termination of this Agreement by such breaching party pursuant to Section 14.2.3. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of Sections 1.0, 4.0, 12.0, 15.0 and 16.0 of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce, or prevent any violations of, these Sections of this Agreement.

15.0 NON-SOLICITATION

     15.1 BTG agrees that during the term of this Agreement, and for one (1) year thereafter, it shall not: (i) employ or retain on an independent contractor basis; or (ii) solicit for employment or for an independent contracting basis any person who was, at any time during the immediately preceding twelve (12) month period, employed by Quantum Express or any of its affiliates, subsidiaries, or parents.

     15.2 Quantum Express agrees that during the term of this Agreement, and for one (1) year thereafter, it shall not: (i) employ or retain on an independent contractor basis; or (ii) solicit for employment or for independent consulting any person who was, at any time during the immediately preceding twelve (12) month period, employed by BTG, or any of its affiliates, subsidiaries, or parents.

16.0 ENFORCEMENT OF EXCLUSIVITY VIS-A-VIS THIRD PARTIES

     16.1 BTG agrees to take all reasonable steps to prevent third parties from importing or distributing the Designated Products in the Territory on a regular and sustained basis. In the event that BTG discovers, either through its own efforts or through notification by Quantum Express, that third parties to whom it has sold the Designated Products for distribution outside of the Territory have imported or distributed or caused to be imported or distributed the Designated Products inside the Territory on a regular basis, BTG shall notify such party (the "INFRINGER") within five (5) business days that it will halt all further business with Infringer unless BTG receives written assurances from Infringer that it will not in the future import or distribute the Designated Products in the Territory.

     16.2 In the event that either party discovers, either through its own efforts, or through notification by the other, that any third party to whom it has not sold the Designated Products has imported or distributed the Designated Products in the Territory on a regular and sustained basis, it shall, within five (5) business days, commence an investigation into how such party obtained the Designated Products and take appropriate action to prevent any future diversion. Each party shall share all results of this investigation with the other.

     16.3 In the event that any third party shall import or distribute Designated Products in the Territory, Quantum Express shall be entitled if BTG elects not to take action upon request of Quantum Express, at BTG's cost and expense, to institute all legal action necessary to halt such importation and distribution including the commencement of legal proceedings either inside or outside of the Territory. If necessary, to maintain such proceeding, Quantum Express is hereby authorized to bring such proceeding in the name and on behalf of BTG. BTG agrees to cooperate with Quantum Express to the extent necessary for Quantum Express to pursue its legal rights. Quantum Express shall be entitled to all damages recovered as a result of any proceeding commenced by it, whether in its name or the name of BTG. If BTG has assumed the cost and expense of the action, then any damage award shall be first allocated to those costs and expenses.

     16.4 Quantum Express shall not, directly or indirectly, sell or distribute or cause to be distributed, the Designated Products outside the Territory.

17.0 MISCELLANEOUS

     17.1 Definitions. For purposes of this Agreement, the following terms apply:

          17.1.1 "Additional Designated Products" refers to Designated Products added to Exhibit A following the initial execution of this Agreement.

          17.1.2 "Designated Product" or "Designated Products" refers to any BTG product that is described in Exhibit A or may be added from time to time for the indication(s) set forth in Exhibit A.

          17.1.3 "Effective Date" refers to December 1, 1995.

          17.1.4 "Exclusive Warehouse Agent" refers to the company which has entered into an agreement with BTG to be the exclusive warehousing agent of Designated Products in the Territory.

          17.1.5 "Notice for Additional Designated Products" refers to the Notice set forth in Exhibit C.

          17.1.6 "Territory" refers to all of the fifty (50) states, the territories and the possessions of the United States.

     17.2 Choice of Law

          17.2.1 This Agreement shall be governed by and construed under the laws of the State of Indiana, inclusive of its conflicts-of-laws rules.

     17.3 Waiver

          17.3.1 No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

     17.4 Notice

          17.4.1 All notices and other communications made or given under or in connection with this Agreement shall be validly given or made if in writing and shall be effective either (a) when delivered in person to the other party, or (b) on the same business day that it is transmitted by facsimile to the facsimile number(s) set forth below, if transmitted prior to 5:00 p.m. Eastern Time on such business day, or on the first business day following such transmission if transmitted after 5:00 p.m. Eastern Time or if transmitted on a day other than a business day; provided a hard copy is deposited within one (1) day after such transmissions in the U.S. mail, postage prepaid, and addressed as set forth below for notices by U.S. mail; or (c) on the third business day following its deposit in the U.S. mail, postage prepaid, and addressed as follows:

                 if to BTG:

                 Bio-Technology General Corp.
                 70 Wood Avenue South
                 Iselin, NJ  08834
                 Attention: William H. Pursley
                 Facsimile No.:  908-767-1349
                 if to QUANTUM EXPRESS:

                 Quantum Express
                 7345 Airport Freeway
                 Fort Worth, TX  76118
                 Attention:  Tom Mitchell
                 Facsimile No.: 817-590-5332

                 With copy to:

                 John McIlwraith, Esq.
                 Senior Vice President of Strategic
                   Planning and Legal Counsel
                 Quantum Health Resources
                 9100 Keystone at the Crossing
                 Suite 500
                 Indianapolis, IN  46240
                 Facsimile No.: 317-580-6843

     17.5 Amendment

          17.5.1 Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by each party.

     17.6 Survival of Provisions

          17.6.1 All indemnification and confidentiality provisions contained herein shall survive the expiration or other termination of this Agreement.

     17.7 Relationship of Parties

          17.7.1 Quantum Express's relationship with BTG hereunder shall be that of independent contractor, and neither party shall be considered the agent, partner or employee of or a joint venture with the other party, in its performance of all duties under this Agreement.

     17.8 Cumulative Remedies

          17.8.1 Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

     17.9  Severability

           17.9.1 In the event that any one or more of the provisions contained in this Agreement are for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been included. The parties shall, in good faith, amend this Agreement to provide, to the extent possible, each party with the benefits provided by such invalid or unenforceable provision.

     17.10 Headings

           17.10.1 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     17.11 Counterparts

          17.11.1 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

     17.12 Signature Authority

          17.12.1 Each signatory to this Agreement has signature authority and is empowered on behalf of his or her respective party to execute this Agreement.

     17.13 Integration

          17.13.1 This Agreement, together with all agreements attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto.

18.0 SCHEDULE OF EXHIBITS

     EXHIBIT A  List of BTG's Designated Products for the Territory

     EXHIBIT B  Form of Summary of Patent and/or Licensing Rights

     EXHIBIT C  Form of BTG's Notice for an Additional Designated Product

     EXHIBIT D  Purchase Price Schedule for Designated Products

                                    EXHIBIT A

               LIST OF BTG's DESIGNATED PRODUCTS FOR THE TERRITORY



Oxandrin

Delatestryl

                                    EXHIBIT B

                FORM OF SUMMARY OF PATENT AND/OR LICENSING RIGHTS



Product                    Patent/licensing rights
- -------                    -----------------------

Oxandrin                   [To Be Completed By BTG]

Delatestryl                [To Be Completed By BTG]

                                    EXHIBIT C

                BTG'S NOTICE FOR AN ADDITIONAL DESIGNATED PRODUCT



     BTG hereby provides Quantum Express notice of its intent to have distributed in the Territory the following Additional Designated Product:

1.0 NAME AND FDA APPROVED INDICATED USES

2.0 COST TO DISTRIBUTORS

3.0 SUMMARY OF PATENT/LICENSE RIGHTS

4.0 OTHER PERTINENT INFORMATION

                                    EXHIBIT D

                 PURCHASE PRICE SCHEDULE FOR DESIGNATED PRODUCTS


Product                            Price
- -------                            -----
Oxandrin                           [


Delatestryl
                                                ]